Exhibit 99.2

Execution Copy

SUBSCRIPTION AGREEMENT

HEBEI IRON & STEEL GROUP CO., LTD.

– and –

ALDERON IRON ORE CORP.

April 13, 2012

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION
1.1	Defined Terms	1
1.2	Rules of Construction	10
1.3	Time of Essence	11
1.4	Governing Law and Submission to Jurisdiction	11
1.5	Severability	11
1.6	Entire Agreement	12
1.7	Accounting Principles	12
1.8	Knowledge	12
1.9	Schedules and Exhibits	12

ARTICLE 2
INVESTMENT IN THE COMPANY

2.1	Allocation of the Aggregate Proceeds	13
2.2	Subscription for Subscription Shares	13
2.3	Satisfaction of the Subscription Price	15

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company	15
3.2	Representations and Warranties of the Investor	33
3.3	Survival of Representations and Warranties	34

ARTICLE 4
COVENANTS

4.1	Access	35
4.2	Conduct Prior to Closing	35
4.3	Alternative Transaction Proposal	36
4.4	Additional Covenants of the Company	37
4.5	Investor’s Covenants	38

ARTICLE 5
INDEMNIFICATION

5.1	Indemnity by the Company	38
5.2	Indemnity by the Investor	39
5.3	Notice of Claim	39
5.4	Direct Claims	39
5.5	Third Party Claims	40
5.6	Losses Incurred by Indemnified Party	40
5.7	Settlement of Third Party Claims	41

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5.8	Co-operation	41
5.9	Exclusivity	41
5.10	Limitations	41

ARTICLE 6
CLOSING

6.1	Closing	42
6.2	Company Closing Deliveries	42
6.3	Investor Closing Deliveries	44
6.4	Conditions to Closing in Favour of the Company	44
6.5	Conditions to Closing in Favour of the Investor	45

ARTICLE 7
TERMINATION

7.1	Termination Rights in Favour of the Company and the Investor	47

ARTICLE 8
GENERAL PROVISIONS

8.1	Notices	47
8.2	Further Assurances	49
8.3	Amendments	49
8.4	Assignment	49
8.5	Successors and Assigns	49
8.6	No Partnership	49
8.7	Public Releases	49
8.8	Counterparts	49
8.9	Expenses	50

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SUBSCRIPTION AGREEMENT

                    THIS AGREEMENT made the 13th day of April, 2012,

B E T W E E N:

HEBEI IRON & STEEL GROUP CO., LTD., a company existing under the laws of the People’s Republic of China, (hereinafter referred to as the “Investor”),

- and -

ALDERON IRON ORE CORP., a corporation existing under the laws of the Province of British Columbia,

(hereinafter referred to as the “Company”).

                    WHEREAS the Investor has agreed to invest an aggregate of $194,000,000 (the “Aggregate Proceeds”) in the Company to acquire directly or indirectly a 19.9% interest in the Company and a 25% interest in an entity to be formed to hold the Company’s Kami Project (as hereinafter defined);

                    AND WHEREAS the Company has agreed to issue to the Investor, and the Investor has agreed to purchase from the Company, such number of common shares in the capital of the Company representing 19.9% of the issued and outstanding common shares, after giving effect to such issuance, at a price per share of $3.42 (the “Original Subscription Price”) for aggregate proceeds equal to the Original Subscription Price multiplied by the Original Subscription Shares, as adjusted in accordance with the provisions hereof;

                    NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

                    For the purposes of this Agreement (including the recitals and the Schedules hereto), unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquisition Rights” has the meaning set out in Section 3.1(g);

“Act” means the Business Corporations Act (Ontario);

“Additional Subscription Proceeds” has the meaning set out in Section 2.2(c);

“Additional Subscription Shares” has the meaning set out in Section 2.2(c);

“Affiliate” has the meaning ascribed to such term in the Act, as in effect on the date of this Agreement;

“Aggregate Proceeds” has the meaning set out in the recitals hereto;

“Alternative Transaction Proposal” means any written offer or proposal from any Person relating to a transaction which in the opinion of the Board is an alternative transaction to that contemplated in the Transaction Agreements;

“Altius” means Altius Resources Inc., a wholly owned subsidiary of Altius Minerals Corporation;

“Altius Royalty” means the 3% gross sales royalty in favour of Altius on iron ore concentrate from the Kami Project;

“arm’s length” has the meaning given to that term in the Tax Act, as now in effect;

“Articles” means the articles of the Company, together with any amendments thereto or replacements thereof;

“Associate” has the meaning ascribed to such term in the Securities Act (Ontario), as in effect on the date of this Agreement;

“Board” means the board of directors of the Company;

“Business” means the mining and exploration business of the Company as described in the Public Disclosure Documents;

“Business Day” means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of Ontario or the People’s Republic of China and (b) a day on which banks are generally closed in the Province of Ontario or the People’s Republic of China;

“Claim” means any claim or liability of any nature whatsoever, including any demand, obligation, liability, debt, cause of action, suit, proceeding, judgment, award, assessment or reassessment;

“Closing” means the closing of the purchase and sale of the Subscription Shares and the completion of the other transactions contemplated by the Transaction Agreements to be completed at such time;

“Closing Date” means, subject to the satisfaction of the other conditions to Closing set forth herein, 10 Business Days following the receipt of the PRC Approvals or such other date mutually agreed to by the Investor and the Company, and includes the Final Closing Date, if applicable;

“Closing Time” means 8:30 am EST on the Closing Date;

“Common Shares” means common shares in the capital of the Company;

“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument, arrangement, understanding or other commitment, whether written or oral;

“Direct Claim” has the meaning set out in Section 5.3;

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse interest, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege, other third party interest or any Contract to create any of the foregoing;

“Environmental Laws” means all applicable Laws relating to the protection of the environment, natural resources, human health and safety, Hazardous Substances, the assessment of environmental and social impacts or the rehabilitation, reclamation and closure of lands used in connection with the Business;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Final Closing Date” means the date following the Target Date on which the Closing occurs;

“Final Subscription Price” has the meaning set out in Section 2.2(b);

“Final Subscription Proceeds” has the meaning set out in Section 2.2(b);

“Final Subscription Shares” has the meaning set out in Section 2.2(b);

“Financial Statements” means the audited financial statements of the Company as at and for the year ended December 31, 2011, including the notes thereto, together with the auditor’s report thereon;

“Finder” means a broker, finder, agent, financial advisor, investment advisor or other Person engaged to find or act as agent on behalf of purchasers of or subscribers for, or proposed purchasers of or subscribers for, securities of the Company or to otherwise identify potential investors in, or lenders to, or any other potential sources of debt, revenue or financial benefit (including, for greater certainty, off-take arrangements) for, the Company in return for compensation including cash and/or securities of the Company;

“Governmental Entity” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange;

“Hazardous Substances” means any substance, material or waste defined, regulated, listed or prohibited by Environmental Laws, including pollutants, contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, tailings, wasterock, radioactive materials, flammable substances, explosives, petroleum and petroleum products, polychlorinated biphenyls, chlorinated solvents and asbestos;

“HST” and “GST” mean, respectively, harmonized sales tax and goods and services tax levied under the Excise Tax Act (Canada);

“Indemnified Party” has the meaning set out in Section 5.3;

“Indemnifying Party” has the meaning set out in Section 5.3;

“Intellectual Property” means all trade marks, trade names, business names, patents, inventions, know-how, copyrights, service marks, brand names, industrial designs and all other industrial or intellectual property owned or used by the Company or the Subsidiary in carrying on the Business, and all applications therefor and all goodwill in connection therewith, including all licences, registered user agreements and all like rights used by or granted to the Company or the Subsidiary in connection with the Business;

“Investor Rights Agreement” means the investor rights agreement to be entered into on the Closing Date between the Company and the Investor (or its designated Affiliate), in the form attached as Exhibit A hereto;

“Investor Termination Notice” has the meaning set out in Section 7.1(b);

“Investor’s Nominees” means the two nominees of the Investor to be appointed to the Board on the Closing Date;

“Kami Project” means the Company’s Kamistiatusset iron ore property located in Newfoundland and Labrador; for greater certainty, “Kami Project” includes all future improvements thereto, including all plant, operating equipment and other fixtures, as well as all supporting roads, pipelines, tailings management areas, wasterock disposal site, water pumping, treatment and sewage, electricity and natural gas, buildings and other infrastructure;

“Laws” means any and all federal, state, provincial, regional, local, municipal or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, proclamations, directives, codes, edicts, Orders, rules, regulations, rulings or requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and includes Securities Laws and Environmental Laws;

“Liberty Metals” means Liberty Metals & Mining Holdings, LLC;

“Losses” means, in respect of any matter, all claims, complaints, demands, proceedings, actions, causes of action, orders, judgments, awards, penalties, fines, losses, damages, liabilities, costs and expenses (including, without limitation, any and all legal and other professional fees and disbursements and other costs incurred in investigating or pursuing or paid in settlement of any of the foregoing) arising directly or indirectly as a consequence of such matter; provided, however, that “Losses” will exclude any and all punitive damages, damages for lost profits and exemplary damages;

“Management Agreement” means the management agreement to be entered into on the Closing Date between the Venture LP and the Company for the management of the Kami Project by the Company, in the form attached as Exhibit C hereto;

“Market Price” means the volume weighted average trading price of the Common Shares on the TSX over the five trading days immediately preceding the Final Closing Date;

“Material Adverse Effect” means any event, change or effect that could reasonably be likely to have a materially adverse effect on the Business (including as contemplated to be conducted by the Company as disclosed in the Public Disclosure Documents and contemplated by the Transaction Agreements), affairs, capitalization, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or the Venture Entities or on the price or value of the Common Shares or on the ability of the Company or the Venture Entities to consummate the transactions contemplated by the Transaction Agreements, provided that it shall not include any event, change or effect on the Business resulting from: (i) the announcement of the execution of this Agreement or the transaction contemplated herein or the performance of the covenants and obligations herein; (ii) any action taken by the Company or the Venture Entities at the request of the Investor or as required under this Agreement, or the failure to take any action prohibited by this Agreement; (iii) changes in the U.S. or Canadian economy or securities or currency markets in general; (iv) changes in Canadian or U.S. generally accepted accounting principles; (v) any natural disaster; (vi) changes generally affecting the iron ore industry; or (vii) any decrease in the market price or any decline in the trading volume of Common Shares on the TSX or NYSE Amex (it being understood, however, that any event, change or effect causing or contributing to any such decreases in market price may constitute a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred);

“Material Contract” means, collectively, (i) each Contract material to the Business, being a Contract that involves the potential expenditure of more than $250,000 in the aggregate, or in excess of $250,000 in any calendar year and (ii) any Contract of the Company:

(a)	creating or that may lead to the creation of a joint venture, partnership, co-ownership or similar arrangement;

(b)	with one or more of its shareholders, or as a shareholder of another Person, or relating to the voting of securities;

(c)	granting any royalty or other interest in the Real Property or Mineral Rights or the production or proceeds therefrom;

(d)	granting options to acquire assets from the Company or granting an earn-in or farm-in;

(e)	granting an option to acquire assets, any royalty, earn-in or farm-in to the Company;

(f)	relating to the sale of product by the Company, including sales agreements or off-take arrangements;

(g)	with a Related Party of the Company;

(h)	guaranteeing, assuming or acting as a surety in respect of any liabilities or obligations of another Person;

(i)	relating to Acquisition Rights or Repurchase Rights;

(j)	relating to the supply of power or water;

(k)	to obtain surface rights or any other interest in the Real Property;

(l)	with any Governmental Entity;

(m)	which creates a confidentiality obligation on the part of the Company;

(n)	containing change of control provisions, where such Contract involves an expenditure of at least $50,000;

(o)	limiting the ability of the Company to engage in any line of business or to compete with any other Person;

(p)	with a Finder;

(q)	pursuant to which the Company will receive, receives or has received financial advisory or investment advisory services;

(r)	giving an indemnity to any Person, other than those provided to officers and directors of the Company pursuant to the Articles;

(s)	relating to any issuance or potential issuance of any securities of the Company;

(t)	relating to prior or contemplated business combinations, acquisitions, mergers or asset divestitures; and

(u)	not entered into in the ordinary course of business (other than those which are cancellable without penalty within 30 days and have no ongoing liabilities or obligations after termination);

“Mineral Rights” has the meaning set out in Section 3.1(s)(i);

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions;

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations;

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings;

“Notice of Articles” means the notice of articles of the Company, together with any amendment thereto or replacement thereof;

“NYSE Amex” means the NYSE Amex equities stock exchange;

“Off-take Agreement” means the off-take agreement to be entered into on the Closing Date between the Company, the Venture LP, the Investor and its designated Affiliate, in the form attached as Exhibit D hereto;

“Offered Securities” means Common Shares or securities convertible into Common Shares;

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment, determination or order of any Governmental Entity that is binding on any Person or its property under applicable Law;

“ordinary course of business” means the ordinary course of the Business consistent with past practices and with good mining and business practice;

“Original Subscription Price” has the meaning set out in the recitals hereto;

“Original Subscription Proceeds” means the amount equal to the Original Subscription Shares multiplied by the Original Subscription Price or the Final Subscription Price, as the case my be under Section 2.2(b);

“Original Subscription Shares” has the meaning set out in Section 2.2(a);

“Outside Date” means 180 days from the date hereof;

“Permit” means any permit, lease, licence, claim, certificate, order, grant, approval, consent, registration, closure plan or other authorization of or from any Governmental Entity and includes any permit necessary to explore for, exploit, develop, mine, produce or refine minerals;

“Permitted Expenditures” means all past, present and future costs and expenses to be incurred in connection with the exploration, development and construction of the Kami Project, including without limitation, the cost of producing a feasibility study and operational, general and administrative costs and expenses;

“Person” means and includes any individual, company, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity and any Governmental Entity;

“PRC Approvals” means all filings, applications, consents and approvals required under the Laws of the People’s Republic of China to complete the $194 million investment contemplated in this Agreement, and includes the filings, applications, consents and approvals set out in Schedule 1.1;

“Public Disclosure Documents” means, collectively, all of the documents which have been filed by or on behalf of the Company prior to the Closing Time with the relevant Securities Regulators pursuant to the requirements of Securities Laws, including all documents filed on www.sedar.com;

“Real Property” has the meaning set out in Section 3.1(r);

“Related Party” means, with respect to any person (the “first named person”), any person that does not deal at arm’s length with the first named person or is an Associate of the first named person and, in the case of the Company, means (a) any director, officer, employee or Associate of the Company, (b) any person that does not deal at arm’s length with the Company, (c) any person that does not deal at arm’s length with, or is an Associate of, a director, officer, employee or Associate of the Company, and (d) any person who beneficially owns Common Shares representing more than 10% of the total number of issued and outstanding Common Shares;

“Repurchase Rights” has the meaning set out in Section 3.1(g);

“Required Permits” has the meaning set out in Section 3.1(q)(ii);

“Securities Laws” means all applicable securities laws and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the Securities Regulators or the securities regulatory authorities in any other country which has jurisdiction over the Company, and all rules and policies of the TSX, the NYSE Amex and any other stock exchange on which securities of the Company are traded;

“Securities Regulators” means, collectively, the securities regulators or other securities regulatory authorities in British Columbia, Alberta, Ontario and in any other jurisdictions whose Securities Laws become applicable to the Company;

“Significant Shareholder” means a Person who directly or indirectly owns or exercises direction over more than ten percent (10%) of the issued and outstanding Common Shares;

“Subscription Price” means the Original Subscription Price or the Final Subscription Price, as applicable;

“Subscription Proceeds” means the aggregate of the Original Subscription Proceeds and the Additional Subscription Proceeds, if any;

“Subscription Shares” means the aggregate of (i) the Original Subscription Shares or the Final Subscription Shares, as applicable and (ii) the Additional Subscription Shares, if any;

“Subsidiary” means 0860132 BC Ltd., a corporation incorporated under the Act;

“Target Date” means May 28, 2012;

“Tax” or “Taxes” means any federal, provincial, territorial, state or local income, goods and services, value added, corporation, land transfer, licence, payroll, excise, sales, use, capital, withholding, mining or other tax, levy, duty, royalty, assessment, reassessment or other charge of any kind whatsoever, whether direct or indirect, including any interest or penalty on any of the foregoing, whether disputed or not, and for greater certainty includes Canada Pension Plan premiums and employment insurance premiums;

“Tax Act” means the Income Tax Act (Canada);

“Tax Return” means any return, report, declaration, designation, election, notice, filing, form, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax;

“Technical Report” means the technical report with an effective date of October 26, 2011 prepared by BBA Inc., Stantec and Watts, Griffis and McOuat Limited titled “Technical Report Preliminary Economic Assessment of the Rose Central Deposit and Resource Estimate for the Rose Central, Rose North and Mills Deposits of the Kamistiatusset (Kami) Iron Ore Property, Labrador for Alderon Iron Ore Corp.”;

“Termination Notice” has the meaning set out in Section 7.1(a);

“Third Party” has the meaning set out in Section 5.6;

“Third Party Claim” has the meaning set out in Section 5.3;

“Transfer Pricing Agreement” means the agreement to be entered into on the Closing Date between the Company and the Investor with respect to the undertaking of a transfer pricing study;

“Transaction Agreements” means this Agreement, the Investor Rights Agreement, the Venture Agreements, the Transfer Pricing Agreement, the Management Agreement and the Off-take Agreement;

“TSX” means the Toronto Stock Exchange or any successor thereto;

“Venture Agreements” means the Venture Shareholders Agreement and the Venture LP Agreement, in the forms attached as Exhibit B hereto;

“Venture Entities” means, collectively, the Venture LP and the Venture GP and “Venture Entity” means the Venture LP or the Venture GP, individually;

“Venture GP” means the general partner of the Venture LP, a corporation to be formed under the laws of the Province of Ontario of which the Investor will acquire an indirect 25% interest in accordance with the Venture Agreements;

“Venture LP” means the limited partnership to be formed under the laws of the Province of Ontario of which the Investor will acquire an indirect 25% limited partnership interest in accordance with the Venture Agreements;

“Venture LP Agreement” means the limited partnership agreement to be entered into on the Closing Date between the Investor, its designated Affiliate, the Company, its designated Affiliate and the Venture GP, governing the affairs of the Venture LP; and

“Venture Shareholders Agreement” means the shareholders agreement to be entered into on the Closing Date between the Investor, its designated Affiliate and the Company and its designated Affiliate governing the affairs of the Venture GP.

1.2	Rules of Construction

In this Agreement:

(a)

the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b) references to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

(c) the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

	(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

	(e)	the word “including” is deemed to mean “including without limitation”;

	(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

	(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)

any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

	(i)	all dollar amounts refer to Canadian dollars;

(j)

any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

	(k)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3		Time of Essence

Time shall be of the essence of this Agreement.

1.4		Governing Law and Submission to Jurisdiction

          (a) This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

          (b) Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

1.5		Severability

                    If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

1.6	Entire Agreement

                    Except as disclosed herein, the Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, including the letter of intent dated February 24, 2012 and the confidentiality agreement between the Company and the Investor dated April 7, 2011. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in the Transaction Agreements.

1.7	Accounting Principles

                    Any reference in this Agreement to generally accepted accounting principles refers to accounting principles which have been established as generally accepted in Canada for financial reporting, applied on a consistent basis, including those principles recommended from time to time in the Handbook of the Canadian Institute of Chartered Accountants or any successor body thereto, and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

1.8	Knowledge

                    For the purposes of this Agreement, with respect to any matter, the knowledge of the Company shall mean (a) the actual knowledge of Tayfun Eldem, Mark Morabito and Keith Santorelli and (b) all information which ought to have been known by Tayfun Eldem, Mark Morabito and Keith Santorelli after making reasonable inquiry of the directors, officers and employees of and consultants to the Company and the Subsidiary concerning the matters in question, whether or not any such inquiry was actually made.

1.9	Schedules and Exhibits

                    The following Schedules and Exhibits are attached to and form an integral part of this Agreement:

Schedule 1.1	-	PRC Approvals
Schedule 3.1(g)	-	Acquisition Rights and Repurchase Rights
Schedule 3.1(h)	-	Significant Shareholders
Schedule 3.1(q)(i)	-	Permits
Schedule 3.1(q)(ii)	-	Required Permits
Schedule 3.1(r)	-	Real Property

Schedule 3.1(s)(i)	-	Mineral Rights
Schedule 3.1(t)	-	Personal Property
Schedule 3.1(kk)	-	Taxes
Schedule 3.1(nn)(i)	-	Employees
Schedule 3.1(qq)	-	Aboriginal Matters
Exhibit A	-	Investor Rights Agreement
Exhibit B	-	Venture Agreements
Exhibit C	-	Management Agreement
Exhibit D	-	Off-Take Agreement

ARTICLE 2
INVESTMENT IN THE COMPANY

2.1	Allocation of the Aggregate Proceeds

                    The Investor agrees to invest the Aggregate Proceeds as follows:

(a)	on the Closing Date, the Subscription Proceeds will be used by the Investor to subscribe for the Subscription Shares; and

(b)

in accordance with the terms of the Venture Agreements, the balance of the Aggregate Proceeds, after payment of the Subscription Proceeds, will be used by the Investor to acquire a 25% interest directly or indirectly in the Venture Entities.

For greater certainty, in no event shall the Investor be required to invest in excess of the Aggregate Proceeds pursuant to the terms of this Agreement.

2.2	Subscription for Subscription Shares

          (a) On the terms and subject to the conditions of this Agreement, the Investor agrees to subscribe for and purchase from the Company on the Closing Date, and the Company agrees to issue from treasury and sell to the Investor on such date, 25,828,305 Common Shares (the “Original Subscription Shares”) representing 19.9% of the issued and outstanding Common Shares on the date hereof, after giving effect to such issuance and the issuance of Common Shares to Liberty Metals in connection with the exercise of its Acquisition Rights, at a price per Common Share equal to the Original Subscription Price, for aggregate proceeds equal to the Original Subscription Proceeds, subject to adjustment in accordance with Section 2.2(b).

          (b) Unless the prior approval of the TSX is obtained, if the Closing occurs after the Target Date and the Original Subscription Price is lower than the Market Price, then on the Final Closing Date (i) the Original Subscription Price shall be adjusted to equal the Market Price (the “Final Subscription Price”), and (ii) the Investor shall subscribe for the Original Subscription Shares for aggregate proceeds equal to the Final Subscription Price multiplied by the Original Subscription Shares (the “Final Subscription Proceeds”).

          (c) The Investor shall have the right to purchase additional Common Shares (the “Additional Subscription Shares”) on the Closing Date if and to the extent that Acquisition Rights are exercised by any Person prior to the Closing Date such that the Investor will on the

Closing Date hold 19.9% of that number of Common Shares that is equal to the sum of (i) the number of Common Shares issued and outstanding on the date hereof, (ii) the additional Common Shares issued pursuant to the exercise of Acquisition Rights, (iii) the Original Subscription Shares and (iv) the Additional Subscription Shares. The price per Additional Subscription Share will be the price paid per share for the Original Subscription Shares. The Investor shall subscribe for the Additional Subscription Shares for aggregate proceeds equal to the Subscription Price multiplied by the Additional Subscription Shares (the “Additional Subscription Proceeds”).

          (d) Between the date that is 90 days following the date hereof and the Closing, if the Company publicly announces an issuance (the “Issuance”) of any Offered Securities for cash pursuant to a public offering or a private placement (an “Offering”), the Company will, as soon as possible thereafter, but in any event, on the date on which the Company files a preliminary prospectus, registration statement or other offering document in connection with an Issuance that constitutes a public offering of Offered Securities, and at least 10 Business Days prior to the expected completion date of the Issuance in the case of a private placement, give written notice of the Issuance (the “Offering Notice”) to the Investor including, to the extent known by the Company, full particulars of the Offering, including the number of Offered Securities, the rights, privileges, restrictions, terms and conditions of the Offered Securities, the price per Offered Security to be issued under the Offering, the expected use of proceeds of the Offering and the expected closing date of the Offering.

          (e) The Company agrees that, subject to Section 2.2(f) and the receipt of all required regulatory approvals (including the approval of the TSX and the NYSE Amex), the Investor has the right (the “Participation Right”), upon receipt of an Offering Notice, to subscribe for and to be issued at the price per Offered Security and otherwise on substantially the terms and conditions of the Offering:

(i)

in the case of an Offering of Common Shares, up to such number of Common Shares that will allow the Investor to be the holder of 19.9% of the issued and outstanding Common Shares, after giving effect to such issuance, as of the Closing Date; and

(ii)

in the case of an Offering of Offered Securities (other than Common Shares), up to such number of Offered Securities that will (assuming conversion, exercise or exchange of all of the convertible, exercisable or exchangeable Offered Securities issued in connection with the Offering and issuable pursuant to this Section 2.2(e)) allow the Investor to be the holder of 19.9% of the issued and outstanding Common Shares as of the Closing Date, on a partially diluted basis.

          (f) If the Investor wishes to exercise the Participation Right, the Investor shall give written notice to the Company (the “Exercise Notice”) of the exercise of such right and of the number of Offered Securities, the Investor wishes to purchase within 10 Business Days after the date of receipt of an Offering Notice, or in the case of a public offering that is a “bought deal”, within three Business Days of receipt of an Offering Notice (the “Notice Period”), failing which the Investor will not be entitled to exercise the Participation Right in respect of such Offering or Issuance.

          (g) If the Company receives an Exercise Notice from the Investor within the Notice Period, then the Company shall, subject to the receipt and continued effectiveness of all required approvals (including the approval(s) of the TSX, the NYSE Amex and any other stock exchange or over-the-counter market on which the Common Shares are then listed and/or traded and any required approvals under Securities Laws), which approvals the Company shall use all commercially reasonable efforts to promptly obtain (including by applying for any necessary price protection confirmations, seeking shareholder approval (if required) in the manner described below, and having management and each member of the Board voting their Common Shares and all votes received by proxy in favour of the issuance of the Offered Securities to the Investor), issue to the Investor, on a private placement basis, against payment of the subscription price payable in respect thereof, that number of Common Shares or other Offered Securities, as applicable, set forth in the Exercise Notice.

          (h) The closing of any private placement in respect of which the Participation Right has been exercised by the Investor will take place on a date that is within 45 days of the notice of the private placement or a notice of price protection in respect of that private placement being given to the TSX. If the Investor requires any filings, applications, consents and approvals under the Laws of the People’s Republic of China to complete the exercise of its Participation Rights, and cannot therefore participate in the Issuance, the Company will use its commercially reasonable efforts to issue to the Investor Common Shares in a subsequent transaction that will allow the Investor to be the holder of 19.9% of the issued and outstanding Common Shares as of the Closing Date.

2.3	Satisfaction of the Subscription Price

                     Subject to the satisfaction of the terms and conditions herein, on the Closing Date the Investor shall pay, or cause to be paid to the Company, in full satisfaction of the aggregate Subscription Price, the Subscription Proceeds by wire transfer in immediately available funds.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company

                     The Company hereby represents and warrants to the Investor as follows and acknowledges that the Investor is relying on such representations and warranties in completing its subscription for the Subscription Shares:

(a)	Organization.

(i)

The Company has been duly incorporated and continued and is a corporation validly existing under the Laws of the Province of British Columbia. The Company has the corporate power and capacity to own and lease its property and to carry on the Business as currently conducted.

The Company is duly qualified, licensed or registered to do business in each jurisdiction in which the nature of the Business or the property or assets owned or leased by it make such qualification necessary, and is not otherwise precluded from carrying on the Business or owning or leasing property or assets in such jurisdictions by any other commitment, agreement or document. No proceeding has been instituted or, to the Company’s knowledge, threatened in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Company is up-to-date in all its corporate filings and is in good standing under applicable corporate Laws.

(ii)

The Subsidiary has been duly incorporated and is a corporation validly existing under the Laws of the Province of British Columbia. The Subsidiary has the corporate power and capacity to own and lease its property and to carry on its business as currently conducted. The Subsidiary is duly qualified, licensed or registered to do business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it make such qualification necessary, and is not otherwise precluded from carrying on business or owning or leasing property or assets in such jurisdictions by any other commitment, agreement or document. No proceeding has been instituted or, to the Company’s knowledge, threatened in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Subsidiary is up-to-date in all its corporate filings and is in good standing under applicable corporate Laws. The Subsidiary is an inactive corporation and does not carry on any business, own any material assets or have any material liabilities.

(b)

Authorization. The Company has (and each of the Venture Entities will have on the Closing Date) the requisite power and authority to enter into each of the Transaction Agreements to which it is or will become a party, and to perform its obligations thereunder. Each of the Transaction Agreements to which the Company or a Venture Entity is or will become a party has been, or will be at the Closing Time, as applicable, duly authorized, executed and delivered by the Company or such Venture Entity, as applicable, and each Transaction Agreement to which the Company or a Venture Entity is or will become a party is or will be a valid and binding agreement of the Company or such Venture Entity, as applicable, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

(c)

Books and Records. The minute books and corporate records of the Company are true and correct in all material respects and contain substantially all minutes of all meetings and all resolutions of the shareholders or directors (or any committee thereof) of the Company as at the date hereof and on the Closing Date will contain substantially all minutes of all meetings and all resolutions of the shareholders or directors (or any committee thereof) of the Company.

(d)

Authorized and Issued Capital. The authorized capital of the Company consists of an unlimited number of Common Shares, without par value, of which 100,156,597 Common Shares have been validly issued and are outstanding. All of the issued and outstanding Common Shares are fully paid and non-assessable and have been duly authorized and issued, in compliance with applicable Laws and not in violation of or subject to any pre-emptive or similar right that entitles any person to acquire from the Company any Common Shares or other security of the Company.

(e)	Share Terms. The rights, privileges, restrictions and conditions attached to the Common Shares of the Company are as set out in the Notice of Articles and the Articles.

(f)

Issuance of Shares. The Company has the full power and authority to issue the Subscription Shares. The issuance of the Subscription Shares has been duly authorized and at the Closing Time, and upon payment of the aggregate Subscription Price, the Subscription Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company and at the Closing Time, the Investor will be the legal and registered owner of the Subscription Shares and will have good title thereto free and clear of all Encumbrances, other than as may be imposed as a result of the application of any Applicable Laws to the Investor or as are imposed as a result of any actions taken by, or transactions entered into by, the Investor.

(g)

No Acquisition or Repurchase Rights. Except as set out in Schedule 3.1(g), no Person has any option, warrant, right (pre-emptive, contractual or otherwise) or other security or conversion privilege issued or granted by the Company or any of its Affiliates that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire (whether or not subject to conditions) Common Shares or other securities of the Company, including pursuant to one or more multiple exercises, conversions and/or exchanges or other securities or rights (pre-emptive, contractual or otherwise) (collectively, “Acquisition Rights”) or to require the Company to purchase, redeem or otherwise acquire any of its issued and outstanding Common Shares (collectively, “Repurchase Rights”). Schedule 3.1(g) sets out the number, date of expiry and exercise price of each Acquisition Right and Repurchase Right, as applicable. Except as set out in Schedule 3.1(g), no shareholder or other Person has any pre-emptive right or right of first refusal in respect of the allotment and issuance of any unissued Common Shares or other securities of the Company.

(h)

Capitalization. No securities of the Company are issued and outstanding other than the Common Shares referred to in Section 3.1(d) and the Acquisition Rights set out in Schedule 3.1(g). To the knowledge of the Company, other than as set out on Schedule 3.1(h), there are no Significant Shareholders of the Company.

The Company is not a party to any Contract pursuant to which a Person has the right to become a Significant Shareholder.

(i)

Transfer Agent. Computershare Investor Services Inc. at its principal offices in the City of Vancouver is the duly appointed registrar and transfer agent of the Company with respect to the Common Shares.

(j)

Voting and Registration Rights. The Company is not a party or subject to any agreement or understanding, and to the knowledge of the Company there is no agreement between any securityholders of the Company that affects or relates to the voting or giving of written consents with respect to, any of the Company’s securities. The Company has not granted any registration rights or similar rights with respect to its securities to any Person.

(k)	Regulatory Matters.

(i)

The Company is a “reporting issuer” only in the Provinces of British Columbia, Alberta and Ontario and is not included in a list of defaulting reporting issuers maintained by the Securities Regulators in the Provinces of British Columbia, Alberta and Ontario. The Company has not taken any action to cease to be a reporting issuer in any jurisdiction in which it is a reporting issuer, and has not received any notification from a Securities Regulator seeking to revoke the Company’s reporting issuer status. The Common Shares are registered under the Exchange Act. All filings and fees required to be made and paid by the Company pursuant to Securities Laws and general corporate law have been made and paid.

(ii)

Since December 31, 2009, as of their respective filing dates, each of the Public Disclosure Documents complied with the requirements of applicable Securities Laws in all material respects and none of the Public Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There is no material change relating to the Company which has occurred and with respect to which the requisite material change report has not been filed with the Securities Regulators. The Company has not filed any confidential material change report or other confidential report with any Securities Regulator or other Governmental Entity which at the date hereof remains confidential. All material agreements required to be filed with the Securities Regulators by the Company pursuant to Securities Laws have been filed.

(iii) The Technical Report complies in all material respects with the provisions of NI 43-101.

(l)	Listing of Common Shares.

(i)

The Common Shares are listed and posted for trading on the TSX and the NYSE Amex and no order ceasing or suspending trading in any securities of the Company or prohibiting the sale or issuance of the Subscription Shares or the trading of any of the Company’s issued securities has been issued and no (formal or informal) proceedings for such purpose are pending or, to the knowledge of the Company, have been threatened.

(ii)

The Company has not taken any action which would reasonably be expected to result in the delisting or suspension of the Common Shares on or from the TSX or the NYSE Amex and the Company is currently in compliance in all material respects with the rules and regulations of the TSX and the NYSE Amex.

(m)

Dividends and Distributions. The Company has not, directly or indirectly, declared or paid any dividends or declared or made any other distributions on any of its shares of any class and has not agreed to do so.

(n)

Subsidiaries. The Company has no subsidiaries other than the Subsidiary, does not beneficially own any securities of any Person other than the Subsidiary and, other than as contemplated by the Transaction Agreements, has no agreements of any nature to acquire any securities of any person or acquire or lease any other business operations. The Company is the registered and beneficial holder of all of the outstanding equity and voting securities of the Subsidiary. The Company has not carried on any business in any entity other than the Company, the Subsidiary or its predecessors.

(o)

Related Party Transactions. Except as disclosed in the Public Disclosure Documents, since December 31, 2009, the Company has not: (i) made any payment or loan to, or borrowed any moneys from or otherwise been indebted to, any Related Party of the Company having a value exceeding $100,000 over a 12 month period or $20,000 in any given 30 day period; (ii) been a party to any Contract with any Related Party of the Company having a value exceeding $100,000 over a 12 month period or $20,000 in any given 30 day period; and (iii) to the knowledge of the Company, no officer or director of the Company and no entity which is an Affiliate or Associate of one or more of such individuals:

(A)

owns, directly or indirectly, any interest in (except for shares representing less than 10% of the outstanding shares of any class or series of any publicly traded company), or is an officer, director or employee of or consultant to, any Person which is, or is engaged in business as, a competitor of the Business or the Company or a lessor, lessee, supplier, distributor, agent or customer of the Business or the Company;

	(B)	owns, directly or indirectly, in whole or in part, any property that the Company uses or intends to use in the operation of the Business; or

(C)

has any cause of action or other Claim whatsoever against, or owes any amount to, the Company, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business for accrued vacation pay and accrued benefits.

(p)

Restrictive Documents. Other than as disclosed in Schedule 3.1(g), the Company is not subject to, or a party to, any restriction under its Notice of Articles or Articles, any Laws, any Claim, any Contract or instrument, any Encumbrance or any other restriction of any kind or character which does or would prevent or restrict (i) the consummation of the transactions contemplated by the Transaction Agreements, (ii) the compliance by the Company and the Venture Entities, as applicable, with the terms, conditions and provisions thereof, (iii) subject to meeting the applicable liquidity requirements under applicable corporate law, the declaration of dividends by the Company, or (iv) the operation of the Business by the Company and the Venture Entities, including as contemplated to be conducted by the Company as disclosed in the Public Disclosure Documents and contemplated by the Transaction Agreements, provided the Required Permits are issued.

(q)	Permits.

(i)

Schedule 3.1(q)(i) describes each Permit held by or granted to the Company, the applicable permit number, the dates of grant and of expiry and any applicable renewal rights. Each Permit held by or granted to the Company is validly subsisting and in good standing and the Company is not in default or breach of any such Permit and no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any such Permit and, to the knowledge of the Company, there are no facts or circumstances that may be likely to result in such a revocation or limitation. To the knowledge of the Company, there are no grounds, facts or circumstances that could reasonably be expected to prevent the renewal of any Permit held by or granted to the Company. The Company has provided to the Investor a true and complete copy of each Permit held by or granted to the Company and all amendments thereto.

(ii)

To the knowledge of the Company, other than the Permits set out in Schedule 3.1(q)(i) and the Permits set out in Schedule 3.1(q)(ii) (the “Required Permits”), there are no other material Permits necessary to explore, develop, construct, operate, close or rehabilitate the Business, including as contemplated by the Company and disclosed in the Public Disclosure Documents and contemplated in the Transaction Agreements. The Company expects to be able to obtain in due course all Required Permits.

(r)

Real Property. Except for the Mineral Rights and as disclosed in Schedule 3.1(r), neither the Company nor the Subsidiary holds any freehold, leasehold or other real property interests or rights (including licences from landholders permitting the use of land, leases, rights of way, occupancy rights, surface rights and easements) (collectively, “Real Property”).

(s)	Mineral Rights.

(i)

Schedule 3.1(s)(i) describes all mineral interests, mining concessions, mining tenements or other mineral rights owned by or subject to any licence or similar agreement in favour of the Company that is material to the Business (the “Mineral Rights”). Neither the Company nor the Subsidiary holds, licences or has any other material interest in any mineral interests, mining concessions, mining tenements or other mineral rights other than the Mineral Rights.

	(ii)	The Mineral Rights have been properly located and recorded in compliance with applicable Laws and are comprised of valid and subsisting mineral claims.

	(iii)	The Company is the registered and beneficial owner of the Mineral Rights with good and marketable title thereto, free and clear of any title defect or Encumbrance other than the Altius Royalty.

(iv)

The Mineral Rights constitute all of the right, title and interest necessary or appropriate to authorize and enable the Company to carry on the Business, including as disclosed in the Public Disclosure Documents and contemplated by the Transaction Agreements.

(v)

The Company has the exclusive right to deal with the Mineral Rights subject to the Altius Royalty, and there are no restrictions on the ability of the Company to use, transfer or exploit the Mineral Rights other than pursuant to applicable Laws.

(vi)

Other than Altius pursuant to the Altius Royalty, no Person other than the Company has any interest in the production or profits to be obtained in the future from the Mineral Rights or any royalty in respect thereof or any right to acquire any such interest and as the Company has made all payments required to be made to Altius in respect of the Altius Royalty.

	(vii)	There are no farm-in or earn-in rights, rights of first refusal or similar rights or provisions which could materially affect the Mineral Rights.

	(viii)	The Company has not received any notice, whether written or oral, from any Governmental Entity or any Person of any revocation or intention to revoke the interest of the Company in any Mineral Rights.

(ix)

The Mineral Rights are in good standing under applicable Laws; all work required to be performed has been performed and all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(x)

All mining operations and all exploration activities in respect of the Mineral Rights have been conducted in accordance with good mining and engineering practices and all material workers’ compensation and health and safety regulations have been complied with.

(xi)

Except for Claims by the aboriginal groups in Schedule 3.1(qq), details of which have been disclosed to the Investor, there are no Claims that have been commenced, are pending or, to the knowledge of the Company, are threatened against the Company nor is there a state of facts or events that may give rise thereto, which could affect the title to or right to explore or develop the Mineral Rights.

(t)	Title to Personal and Other Property.

(i)

All of the personal property of the Company and the Subsidiary are owned beneficially by the Company or the Subsidiary, as applicable, with good and marketable title thereto, free and clear of all Encumbrances.

	(ii)	Each of the Company and the Subsidiary has valid leasehold title to all personal property leased to it under the personal property leases to which it is a party.

(iii)

Schedule 3.1(t) lists all of the tangible assets, machinery, equipment, furniture, office equipment, computer hardware and software that is owned or leased by the Company or the Subsidiary on the date hereof with a purchase price or annual lease payment of more than $50,000 per item. All of the property and assets listed in Schedule 3.1(t) are in good operating condition, having regard to the use and age thereof, except only for reasonable wear and tear.

(u)

Expropriation. No property or asset (including the Mineral Rights) of the Company or the Subsidiary has been taken or expropriated by any Governmental Entity or Person nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of the Company, is there any intent or proposal to give any such notice or commence any such proceeding.

(v)

No Options, Etc. No Person has any Contract (including an option) or any right or privilege capable of becoming a Contract to acquire (whether or not subject to conditions) from the Company or the Subsidiary any of its material property (or any interest therein) or assets (including the Mineral Rights).

(w)	Compliance with Laws.

	(i)	Neither the Company nor the Subsidiary has been or is in breach or violation of:

		(A)	any of the terms, conditions or provisions of its constating documents or resolutions of its shareholders or directors (or any committee thereof);

		(B)	any Permit; or

(C)

any Laws applicable to, or any Order of any Governmental Entity having jurisdiction over, the Business, the Company, the Subsidiary or their respective property or assets (including the Mineral Rights and the Real Property), except for such breaches as have not had or could not reasonably be expected to have a Material Adverse Effect.

	(ii)	The Company is not aware of any Law, or proposed Law, which will have or could reasonably be expected to have a Material Adverse Effect.

(x)

Consents and Approvals. There is no requirement under the Securities Laws for the Company to make any filing, give any notice, obtain any Permit or take any proceeding as a condition to the lawful consummation of the transactions contemplated by the Transaction Agreements, other than the filing by the Company of a Form 45-106F1- Report of Exempt Distributions with the British Columbia Securities Commission within 10 days following the Closing Date, and the approval of, and the filings required to be made prior to or following Closing under the published rules of, the TSX and the NYSE Amex. Other than as set out in Schedule 3.1(g), there is no requirement under any Material Contract of the Company to give any notice to, or to obtain the consent or approval of, any party to such Contract in respect of the Transaction Agreements or the transactions contemplated hereunder and thereunder.

(y)

No Violation. The execution and delivery by the Company and each Venture Entity of each Transaction Agreement to which it is a party, and the performance by it of its obligations thereunder, including, in the case of the Company, the issuance of the Subscription Shares to the Investor, and assuming issuance of the Required Permits, the conduct if the Business described in the Public Disclosure Documents and as contemplated by the Transaction Agreements, will not result in either:

(i)

the breach or violation of any of the provisions of, or constitute a default under or conflict with or cause the acceleration of any obligation of the Company or any Venture Entity under, or give any Person a right to terminate, cancel or modify:

		(A)	any Contract to which the Company or any Venture Entity is bound, or by which any of its property or assets (including the Mineral Rights) are bound;

		(B)	any provision of the constating documents or any resolution of the shareholders, partners or directors (or any committee thereof) of the Company or the Venture Entities;

		(C)	subject to receipt of necessary approvals of the TSX and the NYSE Amex, any applicable Laws; or

		(D)	any Permit or Required Permits; or

	(ii)	the creation or imposition of any Encumbrance on the Subscription Shares or any property or assets (including the Mineral Rights) of the Company or a Venture Entity.

(z)

Material Contracts. All Material Contracts, and any agreement which exists in draft or unsigned form or in respect of which a term sheet, letter of intent, memorandum of understanding or other similar document exists which would, upon execution of the definitive agreement, constitute a Material Contract, have been disclosed to the Investor and true and complete copies thereof have been delivered to the Investor on or prior to the date hereof. Neither the Company nor, to the Company’s knowledge, any other Person, is in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by the Company or such other Person under any Material Contract to which the Company is a party or by which it is otherwise bound and each such Material Contract is in good standing, constitutes a valid and binding agreement of each of the parties thereto, is in full force and effect and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction, and no event has occurred which, with notice or lapse of time or both, would constitute such a default by the Company or, to the Company’s knowledge, any other Person. The Company has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any such Material Contract and the Company has not received notice of any intention to terminate any such Material Contract or repudiate or disclaim any transaction contemplated thereby. Other than the Transaction Agreements and the transactions contemplated thereunder, the Company does not have any agreements of any nature whatsoever to acquire, merge or enter into any business combination or joint venture agreement with any other entity, or to acquire any other business operations or to enter into any off-take arrangement.

(aa)

Debt Instruments. Except as disclosed in the Public Disclosure Documents, neither the Company nor the Subsidiary is party to or bound by or subject to: (i) any bond, debenture, promissory note, credit facility or other Contract evidencing indebtedness or potential indebtedness for borrowed money; or (ii) any contract, whether written or oral, to create, assume or issue any of the foregoing.

(bb)

No Liabilities. Except as disclosed in the Public Disclosure Documents, neither the Company nor the Subsidiary has any liabilities, direct or indirect, contingent or otherwise, which have, or could reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor the Subsidiary has any material obligation or liability except as disclosed in the Public Disclosure Documents or those arising in the ordinary course of business.

(cc)

Litigation. There are no Orders which remain unsatisfied against the Company or the Subsidiary or consent decrees or injunctions to which the Company or the Subsidiary is subject. There are no investigations, actions, suits or proceedings at Law or in equity or by or before any Governmental Entity now pending or affecting or, to the knowledge of the Company, threatened against the Company or the Subsidiary (or their respective properties or assets) and, to the knowledge of the Company, there is no ground on which any such action, suit or proceeding might be commenced.

(dd)

Financial Matters. The Financial Statements have been prepared in accordance with International Financial Reporting Standards (IASB) applied on a consistent basis throughout and complied, as of their date of filing, with the applicable published rules and regulations of the TSX and applicable Securities Laws, and the Financial Statements, together with the applicable certifications filed by the Company in connection with the Financial Statements in accordance with NI 52-109, present fairly, in all material respects, the financial condition of the Company, on a consolidated basis, for the period then ended. The Company does not intend to correct or restate, nor, to the knowledge of the Company, is there any basis for any correction or restatement of, any aspect of the Financial Statements.

(ee)

Off-Balance Sheet Financing. There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Company or the Subsidiary with unconsolidated entities or other persons.

(ff)

Independence of Auditors. Davidson & Company LLP has been the auditor of the Company since February 9, 2010 and is “independent” as required under Securities Laws. Since December 31, 2009, there has never been a “reportable event” (within the meaning of NI 51-102) with the present or any former auditor of the Company.

(gg)	Disclosure Controls & Procedures and Internal Controls. The Company is in compliance with NI 52-109.

(hh)

No Insolvency Proceedings. To the knowledge of the Company, there has not been any petition filed, or any judicial or administrative proceeding commenced which has not been discharged, by or against the Company or the Subsidiary or with respect to any asset of the Company or the Subsidiary under any applicable Laws relating to bankruptcy, insolvency, reorganization, fraudulent transfer, compromise, arrangement of debt or creditors’ rights and no assignment has been made for the benefit of the creditors of the Company or the Subsidiary. Neither the Company nor the Subsidiary has authorized any action with respect to its bankruptcy, insolvency, liquidation, dissolution or winding-up.

(ii)

No Material Change. Except as disclosed in the Public Disclosure Documents, since December 31, 2009 no change has occurred in any of the assets, business, financial condition or results of operations of the Company or the Subsidiary which, individually or in the aggregate, has had, will have or could reasonably be expected to have a Material Adverse Effect.

(jj)	Absence of Change. Except as disclosed in the Public Disclosure Documents, since December 31, 2009, neither the Company nor the Subsidiary has:

(i)

paid or satisfied any obligation or liability, absolute or contingent, other than current liabilities or obligations reflected in the Financial Statements and current liabilities or obligations incurred in the ordinary course of business;

(ii)

declared, set aside or paid any dividend, redeemed or repurchased any outstanding shares, or made any distribution of its properties or assets to its shareholders, other than salaries, fees and other compensation paid in each case in the ordinary course of business;

	(iii)	suffered a material loss, destruction or damage to any of its property or assets (including the Mineral Rights), whether or not insured;

	(iv)	authorized or agreed to any material change in the terms and conditions of employment of its personnel, including any benefit, pension or retirement plan;

	(v)	waived or cancelled any material right, claim or debt owed to it;

	(vi)	transferred, assigned, sold or otherwise disposed of any of its material assets;

(vii)

incurred or assumed or guaranteed any liability, obligation or expenditure of any nature, absolute or contingent, other than liabilities incurred in the ordinary course of business in an amount less than $150,000 in the aggregate;

(viii)

committed to make or perform any capital expenditures or maintenance or repair projects, except for capital expenditures or maintenance or repair projects with a value not greater than $250,000 in the aggregate;

	(ix)	entered into any commitment or transaction not in the ordinary course of business;

	(x)	entered into or authorized or agreed to any changes in any Material Contract other than in the ordinary course of business;

	(xi)	made or agreed to make any bonus or profit sharing distribution or payment of any kind, other than bonuses to employees in the ordinary course of business;

	(xii)	arranged any debt financing or incurred or increased its indebtedness for borrowed money;

	(xiii)	made any change in any method of accounting or auditing practice except as disclosed in the Financial Statements;

(xiv)

mortgaged, pledged, subjected to lien, granted a security interest in or otherwise Encumbered any of its property or assets (including the Mineral Rights), whether tangible or intangible, other than pursuant to the Altius Royalty;

	(xv)	made any gift of money or of any property or assets to any individual or Person; or

	(xvi)	authorized, agreed or otherwise become committed to do any of the foregoing.

(kk)	Taxes.

(i)

The Company and the Subsidiary have duly filed on a timely basis all Tax Returns required to be filed by them and all such returns are true, correct and complete in all material respects. The Company and the Subsidiary have paid all Taxes which are due and payable by them, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by them. The Company and the Subsidiary have made adequate provision for Taxes payable by them for the current period and any previous period for which Tax Returns are not yet required to be filed. Except as disclosed in Schedule 3.1(kk), there are no audits, actions, suits, proceedings, investigations or claims pending or, to the knowledge of the Company, threatened against the Company or the Subsidiary in respect of Taxes, governmental charges or assessments, nor are any material matters under discussion with any governmental authority relating to Taxes, governmental charges or assessments asserted by any such authority. The Company and the Subsidiary have withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all Taxes and other deductions required to be withheld therefrom and have paid the same to the proper taxing authority within the time required under any applicable Laws. The Company and the Subsidiary have remitted to the appropriate tax authority when required by Law to do so all amounts collected by it on account of GST, HST and other Taxes. The Canadian federal income tax liability of the Company has been assessed by the Canada Revenue Agency for all financial years up to and including the financial year ended December 31, 2010 and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any Tax, governmental charge or deficiency against, the Company or the Subsidiary. The Company has provided to the Investor a true copy of all Tax Returns filed by the Company in respect of the three last completed taxation years of the Company.

	(ii)	Except as disclosed in the Public Disclosure Documents, neither the Company nor the Subsidiary is a party to a Contract with any Person not dealing at arm’s length with the Company.

(iii)

To the knowledge of the Company, neither the Company nor the Subsidiary has, either directly or indirectly, transferred property to or acquired property from a person with whom it was not dealing at arm’s length for purposes of the Tax Act for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof. To the knowledge of the Company, for all transactions between the Company and any person who is not resident in Canada for purposes of the Tax Act with whom the Company was not dealing at arm’s length for purposes of the Tax Act, the Company has made or obtained records or documents that meet the requirements of paragraphs 247(2)(a) to (c) of the Tax Act.

(ll)	Investment Company. On the date hereof, the Company is not an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

(mm)

Foreign Corrupt Practices. Neither the Company nor the Subsidiary, nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or the Subsidiary has, in the course of its actions: (i) used, or authorized the use of, any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made, or authorized the making of, any direct or indirect unlawful payments to any Canadian, Chinese or other foreign government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Canadian Corruption of Foreign Public Officials Act, the United States Foreign Corrupt Practices Act or any similar act under any Laws that the Company is subject to; or (iv) made, or authorized the making of, any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(nn)	Employee Matters.

(i)

Schedule 3.1(nn)(i) lists all individuals employed by the Company and all consultants performing services for the Company pursuant to Contracts, true and complete copies of which have been provided to the Investor. The Company is not aware of any breaches of any employment or consulting Contract to which it is party. Except as listed in Schedule 3.1(nn)(i), the Company does not have any employment or consulting Contract or other Contract pursuant to which such services are provided.

(ii)

All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions, if any, have been accurately reflected in the books and records of the Company.

(iii)

The Company is not bound by or a party to any collective bargaining agreement or any benefit plan including any pension plan, profit sharing plan, retirement plan, compensation deferral plan or other plan or arrangement of a similar nature maintained by or on behalf of the Company for any of its employees.

(iv)

No labour dispute, work stoppage or labour strike with the employees of the Company exists, is pending or imminent or, to the knowledge of the Company, is threatened or reasonably anticipated, and to the knowledge of the Company, there is no existing, pending or imminent labour disturbance by the employees of any of its principal suppliers, manufacturers, customers or contractors.

(v)

The Company has been and is in compliance with all applicable Laws with respect to employment and labour and there are no current or, to the knowledge of the Company, pending or threatened proceedings before any Governmental Entity with respect to any of the Company’s employees. There are no complaints, claims, charges, levies or penalties outstanding or, to the knowledge of the Company, anticipated, nor are there any Orders, directions or convictions currently registered or outstanding by any Governmental Entity against or in respect of the Company under or in respect of any employment or labour Laws.

	(vi)	The Subsidiary does not employ any individuals and does not currently have any consulting arrangements with any Person.

(oo)	Bargaining Rights. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

	(i)	holds bargaining rights with respect to any of the employees of the Company by way of certification, interim certification, voluntary recognition, designation or successor rights;

	(ii)	has applied to be certified as the bargaining agent of any of the employees of the Company; or

	(iii)	has applied to have the Company declared a related or common employer or successor employer pursuant to applicable labour or employment Laws.

(pp)	Environmental.

	(i)	To the knowledge of the Company, the Company, the Subsidiary, the Business, the Mineral Rights and the Real Property and all operations thereon have been and are in compliance with Environmental Laws.

(ii)

The Permits identified on Schedule 3.1(q)(i) and the Required Permits identified in Schedule 3.1(q)(ii) include all material Permits required under Environmental Laws to explore, develop, exploit, operate, close, reclaim and rehabilitate the Business, the Mineral Rights or the Real Property. The Company expects to be able to obtain in due course all Required Permits required under Environmental Laws.

(iii)

The Company and the Subsidiary have not used or permitted to be used, except in compliance with all Environmental Laws, any of the Real Property to release, dispose, recycle, generate, manufacture, process, distribute, use, treat, store, transport or handle any Hazardous Substance.

(iv)

To the knowledge of the Company, there is no presence of any Hazardous Substance on, in or under any of the Real Property or any formerly owned, leased, managed or otherwise controlled real property interests or rights, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v)

Neither the Company, the Subsidiary, the Business, the Mineral Rights, the Real Property nor any of the Company’s or the Subsidiary’s other property or assets is subject to any current, or, to the knowledge of the Company, any pending or threatened:

(A)

Claim, notice, allegation, investigation, application, Order, requirement or directive that relates to environmental, natural resources, Hazardous Substances, human health or safety matters, and which may require or result in any work, repairs, rehabilitation, reclamation, remediation, construction, obligations, liabilities or expenditures (and, to the knowledge of the Company, there is no basis for such a Claim, notice, allegation, investigation, application, Order, requirement or directive); or

(B)

allegation, demand, direction, Order, notice or prosecution with respect to any Environmental Law applicable thereto including any Laws respecting the use, storage, treatment, transportation, rehabilitation, reclamation, remediation or disposition of any

Hazardous Substance (including without limitation tailings, waste rock, sediment from erosion, wastewater and surface water run-off) from the Business, the Mineral Rights, the Real Property or any of the Company’s or the Subsidiary’s other property or assets and neither the Company not the Subsidiary has settled any allegation of non-compliance with Environmental Laws prior to prosecution.

(vi)

The Company has provided to the Investor a true and complete copy of each environmental audit, assessment, study or test of which it is aware relating to the Business, the Mineral Rights, the Real Property or any of the Company’s or the Subsidiary’s other property or assets, including any environmental and social impact assessment study reports.

(vii)

There are no pending or, to the knowledge of the Company, proposed changes to Environmental Laws that would render illegal or materially restrict the operations of the Company, the Subsidiary, the Venture Entities or the Business, including as contemplated by the Company as disclosed in the Public Disclosure Documents and the Transaction Agreements.

(qq)

Aboriginal Matters. Except as specifically disclosed in Schedule 3.1(qq), there are no aboriginal persons or groups, or persons acting on behalf of any aboriginal person or group, from which the Company has received any notice of, or that the Company is aware of having, any Claim or assertion, written or oral, whether proven or unproven, in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or in relation to all or any portion of the Business, the Mineral Rights or the Real Property. The Company has delivered to the Investor all material correspondence, notices and other documents of which the Company is aware, from or involving any aboriginal person or group or any person acting on behalf of any aboriginal person or group relating to the Business, the Mineral Rights or the Real Property including any such correspondence, notices or other documents regarding the development of any impact benefit agreements or other similar arrangements that have been proposed to any aboriginal person or group potentially affected by the Business. The Company’s aboriginal consultation to date regarding the proposed exploration, development, construction, operation, closure and rehabilitation of the Kami Project has been appropriate and consistent in scope with similar projects of this nature in the Provinces of Quebec and Newfoundland and Labrador.

(rr)

Insurance. The property and assets of the Company, the Subsidiary and their respective businesses and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses in the relevant jurisdictions, and such coverage is in full force and effect, and neither the Company nor the Subsidiary has breached the terms of any policies in respect thereof nor failed to promptly give any notice or present any material claim thereunder. There are no material claims by the Company or the Subsidiary under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause. To the knowledge of the Company, each of the Company and the Subsidiary will be able (i) to renew existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Affect.

(ss)

Intellectual Property. The Company and the Subsidiary own or possess the right to use all Intellectual Property and the Company is not aware of any claim to the contrary or any challenge by any other Person to the rights of the Company or the Subsidiary with respect to the foregoing. To the Company’s knowledge, the Business as now conducted does not, and as currently proposed to be conducted by the Venture Entities (including pursuant to the Transaction Agreements) will not, infringe or conflict with, in any material respect, patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses or other intellectual property or franchise right of any Person. No claim has been made against the Company alleging the infringement by the Company or the Subsidiary of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any Person.

(tt)

No Finders. Other than Cuda International Ltd. and GMP Securities L.P., no Finder acted for the Company or the Subsidiary in connection with this Agreement. Neither the Company nor the Subsidiary is a party to any Contract with any Finder and neither the Company nor the Subsidiary owes any compensation, including by way of the issuance of securities, to any Finder in respect of this Agreement other than Cuda International Ltd. and GMP Securities L.P., or in respect of any potential future transaction(s) involving the Company or the Subsidiary.

(uu)

No Misrepresentation. All information which has been prepared by the Company relating to the Company, the Subsidiary and their respective business, properties and liabilities and either publicly disclosed or provided to the Investor, including all financial, marketing, sales and operational information provided to the Investor and all Public Disclosure Documents is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading.

(vv)

Venture Entities. On the Closing Date, each Venture Entity will be duly formed or incorporated and validly existing under the laws of the Province of Ontario and the Company will be the direct or indirect holder of all of the outstanding equity and voting securities of the Venture Entities.

(ww)

Full Disclosure. To the knowledge of the Company, there is no matter, thing, information, fact, data or interpretation thereof relative to the Company, the Subsidiary, the Business or any of their respective property and assets (including the Mineral Rights) which could reasonably be expected to have a significant effect on the price or value of the Common Shares which has not been disclosed to the Investor.

3.2	Representations and Warranties of the Investor

                     The Investor hereby represents and warrants to the Company as follows and acknowledges that the Company is relying on such representations and warranties in completing its issuance of the Subscription Shares:

(a)

Organization. The Investor is organized and validly existing under the Laws of the People’s Republic of China, with full power, authority and legal capacity to own or to hold the Subscription Shares and to complete the transactions to be completed by it as contemplated in the Transaction Agreements.

(b)

Authorization. Each of the Transaction Agreements has been duly authorized by all requisite action on its part, and upon execution and delivery of the same, shall be enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency and other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)	No Violations. The entering into of the Transaction Agreements will not result in a violation of any of the terms and provisions of any Law applicable to the Investor or its constituting documents.

(d)	Residency. It is resident in the People’s Republic of China.

(e)

Accredited Investor. It is an “accredited investor” within the meaning of NI 45-106. It is not a person within the United States, the Common Shares were not offered to it in the United States, and this Agreement has not been signed by it in the United States.

(f)	No Offering Document. It has not received any offering document or disclosure document relating to the Subscription Shares.

(g)	Collection of Personal Information.

(i)

The Investor acknowledges and consents to (i) the Company delivering to the applicable Securities Regulators, any personal information provided by the Investor respecting itself which is required to be provided in satisfaction of the Company’s obligations pursuant to Securities Laws, including the information required by Form 45-106F1- Report of Exempt Distributions.

(ii)

The Investor acknowledges that its name and other specified information, including the number of Subscription Shares subscribed for hereunder, may be disclosed to (A) other Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Laws and (B) authorities pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada). The Investor consents to the disclosure of that information.

(h)	Canadian Legend. The Investor acknowledges that the certificate representing the Subscription Shares will bear the following Canadian legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MUST NOT TRADE THE SECURITIES BEFORE [INSERT DATE THAT IS 4 MONTHS AND A DAY AFTER THE CLOSING DATE]”.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER THE SAID SECURITIES CANNOT BE FREELY TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TSX.”

3.3	Survival of Representations and Warranties

                     The representations and warranties of a party herein shall survive the Closing Date until the second anniversary thereof, unless bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, notwithstanding any investigation made by or on behalf of the party entitled to rely on such representation and warranty, and provided that (a) the representations and warranties set out in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.1(h), 3.1(r), 3.1(s), 3.2(a) and 3.2(b) shall continue in full force and effect without limitation of time, (b) the representations and warranties in Section 3.1(kk) (Taxes) shall survive and continue in full force and effect until 90 days following the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Taxes or interest or penalties upon Taxes under applicable Law in respect of any taxation year to which such representations and warranties extend could be issued under such Law and (c) the representations and warranties set out in Section 3.1(pp) (Environmental) and Section 3.1(qq) (Aboriginal Matters) shall survive the Closing Date and continue in full force and effect until the fifth anniversary thereof. Notwithstanding the foregoing, a claim for any breach of any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation may be made at any time following the date hereof, subject only to applicable limitation periods imposed by applicable Law.

ARTICLE 4
COVENANTS

4.1	Access

                    The Company shall forthwith make available to the Investor and its authorized representatives and, if requested by the Investor, provide a copy to the Investor, of all title documents, Contracts, financial statements, minute books, plans, reports, licences, orders, Permits, constating documents and other material documents, information and data relating to the Company, the Subsidiary and the Business that is reasonably necessary to assess an investment in the Common Shares or the Kami Project and entering into of the Transaction Agreements. The Company shall afford the Investor and its authorized representatives reasonable access to the Business, the Kami Project and all other property, assets, undertaking, records and documents of the Company and the Subsidiary, provided that the Company shall be permitted to require advance notice of such access. At the Investor’s reasonable request, the Company shall co-operate with the Investor in arranging any such meetings as the Investor may reasonably request with employees, suppliers and auditors of the Company and the Subsidiary. The exercise of any rights of inspection by or on behalf of the Investor under this Section 4.1 shall not mitigate or otherwise affect the representations and warranties of the Company hereunder, which shall continue in full force and effect as provided in Section 3.1.

4.2	Conduct Prior to Closing

                    Without in any way limiting any other obligations of the Company hereunder, and in the case of (d) to (m) except without the prior written consent of the Investor, during the period from the date hereof to the Closing Time, the Company shall, and shall cause the Subsidiary to:

(a)

use all commercially reasonable efforts to preserve intact the Business and the property, assets, operations and affairs of the Company and the Subsidiary and to carry on the Business and the affairs of the Company and the Subsidiary in the ordinary course of business;

(b)	pay and discharge the liabilities of the Company and the Subsidiary in the ordinary course of business;

(c)

continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect and give all notices and present all claims under all policies of insurance in a due and timely fashion;

(d)	not increase the compensation of employees generally or increase salary or bonus payable to any existing officer, director, employee, consultant or agent of the Company or the Subsidiary;

(e)	not declare or pay any dividend or make any other form of distribution or return of capital to its shareholders;

	(f)	not enter into any Contract or agreement with any Related Party of the Company except in the ordinary course of business;

	(g)	not increase borrowings except in the ordinary course of business;

(h)

not establish any new employee stock option plan or make any amendments or commitments to improve or otherwise amend any employee stock option plan, except as required by applicable Laws and except to increase the number of options available for grant under any employee stock option plan in accordance with applicable Law;

(i)

not enter into any material supply arrangements or make any material decisions or enter into any Material Contracts with respect to the Business, other than those entered into in the ordinary course of business, which includes, without limitation, all Contracts entered into in connection with the development of the Kami Project, and as contemplated in the Transaction Agreements;

	(j)	not split, consolidate or reclassify any of the Common Shares in the capital of the Company or the Subsidiary nor undertake any other capital reorganization;

(k)

not issue any securities of the Company, other than in accordance with the exercise of Acquisition Rights held by Persons, and not issue Acquisition Rights, except for compensatory purposes to directors, officers, employees of or consultants to the Company pursuant to compensation arrangements, provided that if PRC Approvals have not been obtained by the 90th day following the date of this Agreement, the Company may complete a bona fide equity financing subject to Section 2.2(d);

	(l)	not redeem, purchase or arrange to purchase any securities of the Company; and

(m)

not enter into any transaction or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any representation or warranty of the Company hereunder, and not take any action which would result in any representation or warrant in any other Transaction Agreement being incorrect or any covenant of a Venture Entity or the Company in any other Transaction Agreement being in breach, in each case upon the execution of such agreements.

4.3		Alternative Transaction Proposal

                    Except as otherwise provided in this Agreement, the Company shall not, directly or indirectly through any director, officer, employee, representative or agent of the Company, for a period of 75 days from the date hereof:

(a)

solicit, assist, initiate, knowingly encourage or knowingly facilitate (including by way of discussion, negotiation, furnishing information, permitting any visit to any facilities or properties of the Company or the Subsidiary, or entering into any form of agreement, arrangement or understanding) any inquiries, proposals or offers regarding any Alternative Transaction Proposal;

	(b)	approve any Alternative Transaction Proposal;

	(c)	accept or enter into any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Alternative Transaction Proposal; or

	(d)	release any Person from or waive any confidentiality or standstill agreement with such Person that would facilitate the making or implementation of any Alternative Transaction Proposal.

4.4		Additional Covenants of the Company

(a)

Fulfillment of Requirements. The Company shall, and shall cause the Subsidiary and each Venture Entity to, fulfill all necessary requirements and take all necessary action to permit the consummation of the transactions contemplated hereunder and under the other Transaction Agreements, including, without limitation, the creation, issuance and delivery by the Company of the Subscription Shares to the Investor pursuant to an exemption from the prospectus requirements of applicable Securities Laws.

(b)

TSX and NYSE Amex Approvals. The Company shall use its commercially reasonable efforts to obtain, on or before the Closing Date, (i) the conditional approval of the TSX and NYSE Amex to the issuance and sale of the Subscription Shares to the Investor on the terms and conditions set out herein; (ii) the conditional acceptance by the TSX and NYSE Amex of its notice of the listing of the Subscription Shares on the TSX; and (iii) the acceptance by the TSX and NYSE Amex of the posting for trading of the Subscription Shares at the opening of trading on the Closing Date. The Company shall use its commercially reasonable efforts to obtain the approval of the TSX and NYSE Amex for the issuance of the Subscription Shares at the Original Subscription Price in the event that the Closing Date occurs following the Target Date.

(c)

Compliance with Conditions. On or before the Closing Date, the Company shall comply with each of the conditions precedent set forth herein for the benefit of the Investor on its part to be performed or met and use its commercially reasonable efforts to cause all other conditions precedent set forth herein for the benefit of the Investor that are to be performed or met by a Venture Entity to be performed or met at or before the Closing Time.

(d)

Establishment of Venture Entities. Prior to or on the Closing Date, the Company shall establish each Venture Entity and the Company shall be the direct or indirect holder of all of the outstanding equity and voting securities of each Venture Entity.

	(e)	Appointment of Investor’s Nominees. The Company shall take all steps as may be necessary to appoint the Investor’s Nominees to the Board effective the Closing Date.

(f)

Use of Subscription Proceeds. The Company hereby covenants and agrees that it will, and will cause the Venture Entities to, use the Subscription Proceeds solely for Permitted Expenditures and not for any other purpose. The Company further covenants and agrees that it will retain no more than $19 million of the Subscription Proceeds for purposes of operational, administrative and general expenses and costs of the Company and will contribute the balance of the Subscription Proceeds to the Venture LP, pursuant to the terms of the Venture LP Agreement.

(g)

Subsidiary. The Company covenants that from and after the Closing Date, the Subsidiary shall not and the Company shall not cause or permit the Subsidiary to, either directly or indirectly, carry on any business, own any material assets or have any material liabilities.

4.5		Investor’s Covenants

          (a) The Investor shall fulfill all necessary requirements and take all necessary action to permit the consummation of the transactions contemplated hereunder and under the other Transaction Agreements.

          (b) On or before the date that is 15 days after the date hereof, the Investor shall deliver to the Company the name of each Investor Nominee together with Personal Information Forms (including any appendix or attachment as may be required) for each such Investor Nominee or for such other individuals as may be required by the TSX, in the form prescribed by the TSX, duly completed and with the proper number of originally signed and notarized copies.

ARTICLE 5
INDEMNIFICATION

5.1	Indemnity by the Company

                    The Company agrees to defend, indemnify, save, hold harmless, discharge and release the Investor from all Losses suffered or incurred by the Investor arising out of or incurred in connection with:

(a)	any inaccuracy in any representation or warranty made by the Company in this Agreement; or

(b)	any breach of any covenant of the Company set forth in this Agreement;

in each case, excluding any Losses suffered or incurred by the Investor as a result of the breach of the terms of this Agreement by, or gross negligence or wilful misconduct of, the Investor.

5.2	Indemnity by the Investor

                    The Investor agrees to defend, indemnify, save, hold harmless, discharge and release the Company from and against any and all Losses suffered or incurred by the Company arising from or based on:

(a)	any inaccuracy in any representation or warranty made by the Investor in this Agreement; and

(b)	any breach of any covenant of the Investor set forth in this Agreement,

in each case, excluding any Losses suffered or incurred by the Company as a result of the breach of the terms of this Agreement by, or gross negligence or wilful misconduct of, the Company.

5.3	Notice of Claim

                    In the event that the Company or the Investor, as applicable, (each an “Indemnified Party”) shall assert a Direct Claim or become aware of any Third Party Claim in respect of which another party (the “Indemnifying Party”) has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim asserted by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity, to the extent that the information is available:

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, if known.

                    If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

5.4	Direct Claims

                    With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 45 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information in the possession or control of the Indemnified Party as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 45-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Claim failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

5.5	Third Party Claims

          (a) With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s reasonable out-of-pocket expenses arising prior to the time at which the Indemnifying Party assumed control. If the Indemnifying Party assumes the defence of a Claim, it will be conclusively established for purposes of this Agreement that the Claim is within the scope of, and subject to, indemnification. Subject to Section 5.7, if the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case such fees and disbursements shall be paid to the Indemnifying Party.

          (b) If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control. In such event, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

          (c) Notwithstanding the foregoing, but without limiting the Indemnifying Party’s indemnification obligations under this Article 5, if an Indemnified Party determines in good faith that there is a reasonable probability that a Claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle the Claim. In such case, the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

5.6	Losses Incurred by Indemnified Party

                    If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to incur losses or make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may incur such Losses or make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such Losses. If the amount of any liability of the Indemnified Party under such Third Party Claim, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after the receipt of the difference from the Third Party, pay the amount of such difference attributable to such over-payment, together with any interest thereon paid by the Third Party to the Indemnified Party, to the Indemnifying Party. In addition, the Indemnifying Party shall post all security required by any court, regulatory body or other authority having jurisdiction, including without limitation, for purposes of enabling the Indemnifying Party to contest any Third Party Claim.

5.7	Settlement of Third Party Claims

                    If the Indemnifying Party fails to assume control of the defence of any Third Party Claim in accordance with Section 5.5, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained within a reasonable period of time for any reason.

5.8	Co-operation

                    The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

5.9	Exclusivity

                    Except as provided herein, the provisions of this Article 5 shall apply to any Claim described in Section 5.1 or 5.2 (other than a Claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 5. This provision is not intended to preclude any proceeding by any party against any other party based on fraud.

5.10	Limitations

          (a) The Investor shall not be liable to the Company for any failure to perform any obligation under this Agreement due to the act or omission of the Company, the Subsidiary or a Venture Entity.

          (b) No Claim shall be made against the Company under Section 5.1(a) or (b), and no Claims shall be made against the Investor under Section 5.2, until the aggregate amount of the Claims asserted against it under Sections 5.1(a) and (b), in the case of the Company, or under Section 5.2, in the case of the Investor, shall be at least $500,000.

          (c) The Investor shall not be liable to the Company pursuant to the provisions of this Article 5 for any amount in excess of 25% of the Subscription Proceeds.

ARTICLE 6
CLOSING

6.1	Closing

                    The Closing for the purchase and sale of the Subscription Shares shall be held on the Closing Date at the offices of Davies Ward Phillips & Vineberg LLP, 44th Floor, 1 First Canadian Place, Toronto, at the Closing Time.

6.2	Company Closing Deliveries

                    At or prior to the Closing Time, the Company shall deliver or cause to be delivered to the Investor, the following:

(a)

evidence satisfactory to the Investor of (i) the conditional approval of the TSX and NYSE Amex of the Company’s issuance and sale of the Subscription Shares to the Investor on the terms and conditions contemplated herein, (ii) the conditional acceptance by the TSX and NYSE Amex of its notice of the listing of the Subscription Shares on the TSX and (iii) the posting for trading of the Subscription Shares at the opening of trading on the Closing Date (provided the Closing occurs prior to 9:00 a.m. (Toronto time));

(b)	certificates of good standing with respect to each of the Company and the Subsidiary issued as at the Closing Date;

(c)

a certificate from a duly authorized officer of the Company certifying (i) the Notice of Articles, (ii) the Articles of the Company, (iii) the incumbency of certain officers of the Company, and (iv) the resolutions of the Board approving (x) the issuance of the Subscription Shares, the execution, delivery and performance of the Company’s obligations under each of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereunder and thereunder and (y) the appointment to the Board of the Investor’s Nominees under the Investor Rights Agreement;

(d)

a certificate from the Transfer Agent certifying (i) its appointment as transfer agent and registrar of the Common Shares and (ii) the issued and outstanding Common Shares in the capital of the Company as at the close of business on the day prior to the Closing Date;

(e)

a share certificate duly executed by the Company representing the Subscription Shares registered in the name of the Investor or an Affiliate (or as the Investor may otherwise direct, if being issued to be held with an investment dealer), and duly issued by the Company and registered in the share register of the Company in the name of the Investor or such Affiliate (or as the Investor may otherwise direct, if being issued to be held with an investment dealer);

(f)	a certified copy of the resolution of the Board appointing the Investor’s Nominees, as contemplated by Section 4.4(e);

(g)	a legal opinion dated the Closing Date addressed to the Investor, in form and substance satisfactory to the Investor and its counsel, acting reasonably, from Canadian counsel to the Company;

(h)

a legal opinion dated the Closing Date addressed to the Investor, in form and substance satisfactory to the Investor and its counsel, acting reasonably, with respect to title to the mineral claims, concessions, licences, leases or other instruments conferring the Mineral Rights in the Kami Project;

(i)	the Venture Agreements duly executed and delivered by the Company and the applicable Venture Entity;

(j)	the Off-take Agreement duly executed and delivered by the Company and the Venture LP;

(k)	the Transfer Pricing Agreement duly executed and delivered by the Company;

(l)	the Investor Rights Agreement duly executed and delivered by the Company;

(m)	the Management Agreement duly executed and delivered by the Company and the Venture LP;

(n)	a certificate, dated the Closing Date, signed by Tayfun Eldem and by Keith Santorelli or by such other officers as the Investor may approve, certifying that:

(i) the Company has complied in all material respects with the covenants and agreements contained in this Agreement to be performed or caused to be performed by it at or prior to Closing;

(ii)

all of the representations and warranties made by the Company in this Agreement are true and correct on the Closing Date in all material respects as if made on the Closing Date (other than those that speak to a specific date, in which case they shall have been true and correct in all material respects on such date);

(iii)

no Order having the effect of ceasing or suspending trading in the Common Shares pursuant to Securities Laws has been issued and no proceedings for such purpose are pending or, to the knowledge of the Company, contemplated or threatened; and

(iv)

since the date of this Agreement, there has been no change in any of the assets, business, financial condition or results of operations of the Company or the Subsidiary which, individually or in the aggregate, has had, will have or could reasonably be expected to have a Material Adverse Effect.

6.3	Investor Closing Deliveries

                    At or prior to the Closing Time, the Investor shall deliver or cause to be delivered to the Company, the following:

	(a)	payment of the Subscription Proceeds in accordance with Section 2.3;

	(b)	the Venture Agreements duly executed and delivered by the Investor and its designated Affiliate;

	(c)	the Off-take Agreement duly executed and delivered by the Investor and its designated Affiliate;

	(d)	the Transfer Pricing Agreement duly executed and delivered by the Investor;

	(e)	the Investor Rights Agreement duly executed and delivered by the Investor (or its designated Affiliate);

	(f)	a consent from each of the Investor’s Nominees to act as a director of the Company; and

(g)

a certificate from a duly authorized officer of the Investor certifying (i) the constituting documents of the Investor, (ii) the incumbency of certain officers of the Investor, (iii) the resolutions of the board of directors of the Investor approving the execution, delivery and performance of the Investor’s obligations under each of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereunder and thereunder; and (iv) that all of the representations and warranties made by the Investor in this Agreement are true and correct on the Closing Date in all material respects as if made on the Closing Date (other than those that speak to a specific date, in which case they shall have been true and correct in all material respects on such date).

6.4		Conditions to Closing in Favour of the Company

                    The obligations of the Company to consummate the transaction of purchase, sale and issuance of the Subscription Shares contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Time of each of the following conditions, which are for the exclusive benefit of, and may be waived in writing by, the Company:

(a)

all representations and warranties of the Investor contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date);

(b)	the Investor shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 6.3 shall have been tabled;

(c)

no preliminary or permanent injunction or other Order issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, which restrains, enjoins, prohibits or otherwise makes illegal the consummation by the Company of the transactions contemplated hereby shall be in effect;

(d)

no action or proceeding, at law or in equity, shall be pending or threatened by any Person, Governmental Entity or Securities Regulator to enjoin the issuance and sale of the Subscription Shares to the Investor pursuant to this Agreement or the issuance of Common Shares to the Investor pursuant to the Investor Rights Agreement or to suspend or cease or stop trading in the Common Shares;

(e)

all approvals, consents and authorizations necessary for the consummation of the transactions contemplated by the Transaction Agreements shall have been obtained by the Company and each Venture Entity;

	(f)	all approvals, including PRC Approvals, consents and authorizations necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained by the Investor;

	(g)	the execution and delivery of the Venture Agreements by the Investor and its designated Affiliate;

	(h)	the execution and delivery of the Off-take Agreement by the Investor and its designated Affiliate; and

	(i)	the execution and delivery of the Transfer Pricing Agreement by the Investor.

6.5		Conditions to Closing in Favour of the Investor

                    The obligations of the Investor to consummate the transaction of purchase, sale and issuance of the Subscription Shares contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Time of each of the following conditions, which are for the exclusive benefit of, and may be waived in writing by, the Investor:

(a)

all representations and warranties of the Company contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date);

(b)

the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 6.2 shall have been tabled;

(c)

no preliminary or permanent injunction or other Order issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, which restrains, enjoins, prohibits or otherwise makes illegal the consummation by the Company of the transactions contemplated hereby shall be in effect;

(d)

no action or proceeding, at law or in equity, shall be pending or threatened by any Person, Governmental Entity or Securities Regulator to enjoin the issuance and sale of the Subscription Shares to the Investor pursuant to this Agreement or the issuance of Common Shares to the Investor pursuant to the Investor Rights Agreement or to suspend or cease or stop trading in the Common Shares;

(e)	all approvals, including PRC Approvals, consents and authorizations necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained by the Investor;

(f)

all approvals, consents and authorizations necessary for the consummation of the transactions contemplated by the Transaction Agreements shall have been obtained by the Company and each Venture Entity;

(g)

all necessary documents shall have been filed, all approvals obtained and all requisite proceedings shall have been taken and all other legal requirements shall have been fulfilled by the Company to permit the Company to issue the Subscription Shares to the Investor as contemplated hereunder;

(h)	written evidence, in form and substance satisfactory to the Investor, that Altius has waived its Acquisition Rights;

(i)

there shall have been no change in any of the assets, business, financial condition or results of operations of the Company or the Subsidiary which, individually or in the aggregate, has had, will have or could reasonably be expected to have a Material Adverse Effect;

(j)	the delivery of the legal opinions referred to in Section 6.2(g) and Section 6.2(h);

(k)

the Venture Entities shall have been formed or incorporated under the laws of the Province of Ontario and the Company and the Investor shall be the holders of 75% and 25% respectively, of the outstanding equity and voting securities of the Venture Entities;

(l)	the execution and delivery of the Investor Rights Agreement by the Company;

(m)	the execution and delivery of the Off-take Agreement by the Company and the Venture LP;

(n)	the execution and delivery of the Transfer Pricing Agreement by the Company;

(o)	the execution and delivery of the Management Agreement by the Company and the Venture LP; and

(p)	the execution and delivery of the Venture Agreements by the Company, its designated Affiliate and the Venture Entities.

ARTICLE 7
TERMINATION

7.1		Termination Rights in Favour of the Company and the Investor

(a)

This Agreement and any obligation arising out of or relating thereto may be terminated by the Company, upon notice from the Company to the Investor (the “Termination Notice”), (i) if the PRC Approvals have not been obtained by the Investor by the date that is 90 days following the date hereof and the Company has entered into an agreement with respect to an Alternative Transaction Proposal, provided that the Company has previously paid or, concurrently with termination pays, an amount equal to $10,250,000 to the Investor (such amount to be paid by wire transfer in immediately available funds to an account specified by the Investor), (ii) if the Investor is denied any PRC Approval or (iii) at any time after the Outside Date.

(b)

This Agreement and any obligation arising out of or relating thereto may be terminated by the Investor, upon notice from the Investor to the Company (the “Investor Termination Notice”) if the Investor is denied any PRC Approval.

	(c)	This Agreement (except where otherwise provided) shall terminate with immediate effect on the date of delivery of a Termination Notice or an Investor Termination Notice, as applicable.

(d)

Notwithstanding anything to the contrary contained herein, the Company shall not have the right to terminate this Agreement after notice of receipt of the PRC Approvals has been delivered by the Investor to the Company provided such notice has been delivered on or prior to the 10th Business Day prior to the Outside Date or such other date that the parties agree.

ARTICLE 8
GENERAL PROVISIONS

8.1		Notices

(a)

Any notice or other communication that is required or permitted to be given hereunder shall be in writing and shall be validly given if delivered in Person (including by courier service) or transmitted by fax as follows:

		(i)	in the case of the Investor:

Hebei Iron & Steel Group Co., Ltd.
16/F Shimao Tower
No. 92 Jianguo Road
Chaoyang District 100022 Beijing
China

Attention:	President
Facsimile:	086 10 85 898292

with a copy to:

Davies Ward Phillips & Vineberg LLP
44th Floor 1 First Canadian Place
Toronto, ON M5X 1B1
Canada

Attention:	Patricia Olasker
Facsimile:	416.863.0871

(ii)	in the case of the Company:

Alderon Iron Ore Corp.
Suite 250, 2000 McGill College Avenue,
Montreal, QC H3A 3H3
Canada

Attention:	President
Facsimile:	514.281.5048

(b)

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Toronto time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)	Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 8.1.

8.2	Further Assurances

                    Each of the parties hereto shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

8.3	Amendments

                    No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.4	Assignment

                    No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other parties. Notwithstanding the foregoing, the Investor may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the Company, to an Affiliate of the Investor.

8.5	Successors and Assigns

                    This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective permitted assigns and successors or executors or administrators.

8.6	No Partnership

                    Nothing in this Agreement or in the relationship of the parties hereto shall be construed as in any sense creating a partnership among the parties or as giving to any party any of the rights or subjecting any party to any of the creditors of the other parties.

8.7	Public Releases

                    The Company agrees that it shall obtain prior approval of the Investor as to the content and form of any press release relating to the issuance and sale of Subscription Shares and the entering into of this Agreement and the other Transaction Agreements, such approval not to be unreasonably withheld.

8.8	Counterparts

                    This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

8.9	Expenses

                    Each party will pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the other Transaction Agreements and the transactions contemplated herein and therein, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors.

[Remainder of page left intentionally blank.]

                    IN WITNESS WHEREOF this Agreement has been executed by the parties.

HEBEI IRON & STEEL GROUP CO., LTD.

by

Name:
Title:

ALDERON IRON ORE CORP.

by

Name:
Title:

SCHEDULE 1.1

PRC APPROVALS

Main approvals include:

1. approval from the State Asset Administration and Supervision Commission of Hebei Province (“Hebei SASAC”): as Hebei is a state owned enterprise under the supervision of Hebei SASAC, its major investments need to be approved by Hebei SASAC;

2. approval from the National Development and Reform Commission (“NDRC”) for the overseas investment;

3. approval from the Ministry of Commerce (“MOFCOM”) for the overseas investment; and

4. approval from the State Administration of Foreign Exchange (“SAFE”) for the repatriation of funds overseas.

SCHEDULE 3.1(g)
Acquisition or Repurchase Rights

Share Structure

	Common Shares	Strike Price Range	Expiry Date

Common Shares	100,156,597	N/A	N/A

Options
Vested	4,668,750	$1.20-$3.80	Mar 3/15 to Aug 5/16

Unvested	8,271,250	$1.20-$3.80	May 1/15 to Apr 10/17

	12,940,000	$1.20-$3.80	Mar 3/15 to Apr 10/17

Warrants
Private Placement (Dec 2010)	4,215,112	$2.80	Dec. 16/12

	4,215,112

Underwriters’ Options (Dec 2010 PP) (consist of 1 share & 1/2 warrant)
Haywood Securities - Shares	99,275	$2.20	Dec. 16/12
Haywood Securities - Warrants	49,638	$2.80	Dec. 16/12
GMP Securities - Shares	54,750	$2.20	Dec. 16/12
GMP Securities - Warrants	27,375	$2.80	Dec. 16/12
Dundee Securities - Shares	54,750	$2.20	Dec. 16/12
Dundee Securities - Warrants	27,375	$2.80	Dec. 16/12
CIBC World Markets - Shares	54,750	$2.20	Dec. 16/12
CIBC World Markets - Warrants	27,375	$2.80	Dec. 16/12
Raymond James - Shares	27,750	$2.20	Dec. 16/12
Raymond James - Warrants	13,875	$2.80	Dec. 16/12

	436,913

Fully Diluted	117,748,622

Pre-Emptive Rights

Altius has a pre-emptive right pursuant to the Pro-Rata Rights Agreement dated December 6, 2010 between the Company and Altius. Liberty Metals has a pre-emptive right pursuant to the Subscription Agreement dated January 11, 2012 between the Company and Liberty Metals.

Schedule 3.1(h)
Significant Shareholders

Shareholder	Number of Shares	Percentage

Altius and Altius Minerals Corporation	32,869,006	32.82%
Liberty Metals	14,981,273	14.96%

Schedule 3.1(q)(i)
Permits

Permit Description	Permit Number	Grant Date	Expiry Date

Exploration Approval (70 DDH, ATV Use and Fuel Cache)	E110260	December 23, 2011	April 30, 2012
Fuel Cache Approval	LB-FC-1107001	June 1, 2011	July 31, 2012
Fording Permit	ALT5589	November 15, 2010	November 15, 2012
Temporary Water Use Licence	WUL-12-001	January 4, 2012	December 31, 2012

Schedule 3.1(q)(ii)
Required Permits

Following release from the provincial environmental assessment process, the project components will require a number of approvals, permits and authorizations prior to project initiation. In addition, throughout construction and operation, compliance with various standards contained in federal and provincial legislation, regulations and guidelines will be required. Alderon will also be required to comply with any other terms and conditions associated with the release. The tables below summarize potential permits, approvals and authorizations that may be required for the project components.

Potential Permits, Approvals, and Authorizations – Newfoundland and Labrador

Permit, Approval or Authorization Activity		Issuing Agency

Provincial

•	Release from environment assessment process	DOEC – Environmental Assessment Division
•	Permit to Occupy Crown Land	DOEC – Crown Lands Division
•	Permit to Construct a Non-Domestic Well	DOEC – Water Resources Management Division
•	Water Resources Real-Time Monitoring
•	Certificate of Environmental Approval to Alter a Body of Water
•	Culvert Installation
•	Fording
•	Stream Modification or Diversion
•	Other works within 15m of a body of water (site drainage, dewater pit, settling ponds)
•	Certificate of Approval for Construction and	DOEC – Pollution Prevention Division
•	Operation
•	Certificate of Approval for Generators
•	Industrial Processing Works
•	Approval of MMER Emergency Response Plan
•	Approval of Waste Management Plan
•	Approval of Environmental Contingency Plan
(Emergency Spill Response)
•	Approval of Environmental Protection Plan
•	Permit to Control Nuisance Animals	DOEC – Wildlife Division
•	Pesticide Operators License	DOEC – Pesticides Control Section
•	Blasters Safety Certificate	Government Service Centre (GSC)
•	Magazine License
•	Approval for Storage & Handling Gasoline and Associated Products
•	Temporary Fuel Cache
•	Fuel Tank Registration
•	Approval for Used Oil Storage Tank System (Oil/Water Separator)
•	Fire, Life and Safety Program
•	Certificate of Approval for a Waste Management System

Potential Permits, Approvals, and Authorizations – Newfoundland and Labrador (continued)

Permit, Approval or Authorization Activity		Issuing Agency

Provincial

•	Approval of Development Plan, Closure Plan, and Financial Assurance	DNR – Mineral Lands Division
•	Mining Lease
•	Surface Rights Lease
•	Quarry Development Permit
•	Operating Permit to Carry out an Industrial Operation During Forest Fire Season on Crown Land	DNR – Forest Resources
•	Permit to Cut Crown Timber
•	Permit to Burn
•	Approval to Construct and Operate a Railway in Newfoundland and Labrador	Department of Transportation and Works (DTW)
Federal

•	Authorization for Harmful Alteration, Disruption or Destruction (HADD) of fish habitat	DFO
•	Approval to interfere with navigation	Transport Canada
•	Licence to store, manufacture or handle explosives	Natural Resources Canada
•	Approval to construct a railway	Canadian Transportation Agency

Municipal

•	Building Permit	Town of Labrador City
•	Development Permit Application
•	Excavation Permit
•	Fence Permit
•	Occupancy – Commercial Permit
•	Open Air Burning Permit
•	Signage Permit
•	Building Permit	Town of Walbush
•	Development Permit Application
•	Excavation Permit
•	Fence Permit
•	Occupancy – Commercial Permit
•	Open Air Burning Permit
•	Signage Permit

Potential Permits, Approvals and Authorizations - Quebec

Permit, Approval or Authorization Activity	Issuing Agency

Provincial

Certificate of Authorization (Section 22 of the Environment Quality Act)	MDDEP – Direction régionale de la Côte-Nord
Authorization to modify a wildlife habitat (Section 128.7 of the Act respecting the conservation and development of wildlife)	MRNF - Direction de la protection de la faune dela Côte-Nord
Permit to Occupy Crown Land	Ministère des Ressources naturelles et de la Faune
Forest Work Permit (for deforestation on crown land)	Ministère des Ressources naturelles et de la Faune - Unité de gestion des ressources naturelles et de la faune de Sept-Îles, Havre-Saint-Pierre et Anticosti
Authorization to erect or maintain a construction on the lands of the public domain	Ministère des Ressources naturelles et de la Faune

Federal

Authorization for Harmful Alteration, Disruption or Destruction (HADD) of fish habitat	Fisheries and Oceans Canada (DFO)
Approval to interfere with navigation (freshwater)	Transport Canada
Approval pursuant to Section 98 of the Canada Transportation Act	Canadian Transportation Agency

SCHEDULE 3.1(r)
Real Property

•	Office lease at Suite 250 – 2000 McGill College Avenue, Montreal, Quebec

•	Office lease at 10 Fort William Place, St. John’s Newfoundland

•	Office lease at 208 Humber Avenue, Labrador City, Newfoundland

•	The Company owns a mobile home located at 4075 Tanya Crescent, Labrador City, NL

SCHEDULE 3.1(s)(i)
Mineral Rights

TABLE 1
KAMISTIATUSSET PROPERTY IN LABRADOR

Licence	Claims	Area (ha)	NTS Areas	Issuance Date	Renewal Date	Report Date

015980M	191	4,775	23B14 23B15	Dec 29, 2004	Dec 29, 2014	February 27, 2013

017926M	92	2,300	23B15	Aug 30, 2010	Aug 30, 2015	October 29, 2012

017948M	22	550	23B15	Sep 10, 2010	Sep 10, 2015	November 9, 2012

Total	305	7,625

SCHEDULE 3.1(t)(iii)
Personal Property

•	The Company owns a mobile home located at 4075 Tanya Crescent, Labrador City, NL

SCHEDULE 3.1(kk)
Taxes

The Company is currently undergoing a GST/HST audit with Canada Revenue Agency for its second quarter filings (April 1, 2011 – June 30, 2011). This audit is a routine review and is not expected to yield any negative results.

SCHEDULE 3.1(nn)(i)
Employees and Consultants

Name	Position	Date of Hire

Vancouver, BC
Morabito, Mark (MJM Consulting Corp.)	Executive Chairman Consultant	Jan. 18, 2010
Montreal, QC
Eldem, Tayfun	President, CEO Consultant	Sept. 7, 2010
Gao, Lihua	Accountant	March 13, 2012
Glavac, Anthony	Senior Manager of Financial Reporting	March 27, 2012
Laurin, Francois	Senior Strategic Advisor Consultant	Nov. 24, 2011
Marcotte, Simon	Vice President of Business Development Consultant	May 1, 2010
Marina, Laila	Executive Assistant Employee	Nov. 28, 2011
Musuele, Albert	Corporate Controller Employee	December 13, 2011
Pittman, Fay	General Manager, Projects Employee	Jul. 18, 2011
Potvin, Bernard	Executive Vice President, Project Execution Employee	Nov. 7, 2011
Santorelli, Keith	Chief Financial Officer Employee	Nov. 28, 2011
Thompson, Jim	Head of Iron Ore Process Development	April 9, 2012
Newfoundland, NL
52380 Newfoundland and Labrador Inc.	Rail Project Management Consultant	April 1, 2012
Burlingame, Todd (Kee Scarp Ltd.)	Executive Vice President of Environmental and Aboriginal Affairs Consultant	June 13, 2011
Hall, John	Transportation Services Consultant	March 31, 2012
Hatherly, Mary Elizabeth	Aboriginal Relations Managed	March 23, 2012
Hollett, Dana	Health Safety Environment Manager	February 6, 2012
MacGowan, Gordon	Managed of Community & Stakeholder Relations	January 19, 2012

Name	Position	Date of Hire

Matthews, Elizabeth	Strategic Communications Consulting Services Consultant	December 22, 2011
Norris, Gary (GN Consulting Services Ltd.)	Executive Vice President of Government and Community Affairs Consultant	July 4, 2010
Poirier, Elisabeth (Tamarack Environment Ltd.)	Manager of Environmental Assessment, Consultant	Sept. 6, 2011
Stacey, Karen	Office Manager, Employee	Sep. 19, 2011
Williams, Danny	Strategic Advisor to the Chairman Consultant	December 22, 2011
Labrador City, NL
Buckle, Tim	Core Technician Employee	May 15, 2011
Hernandez-Lyons, Elsa Maria (Tekhne Research Inc.)	Senior Geologist Consultant	April 4, 2011
Hollett, Dana	Health, Safety and Environment Manager	January 9, 2012
Jacque, Herbie	Field Crew Employee	Aug. 18, 2011
Jacque, Wendel	Field Crew Employee	May 15, 2011
Janes, Steve	Project Geologist Employee	January 1, 2012
Lyons, Edward (Tekhne Research Inc.)	Chief Geologist Consultant	April 27, 2010
Mihailovic, Alek	Project Manager Employee	June 15, 2011
Meisner, Nick	General Labourer Employee	Sept. 22, 2011
Newman, Thomas	Field Crew Employee	May 15, 2011
Palliser, Ross	General Labourer Employee	Aug. 12, 2012
Palliser, Russell	Core Technician Employee	May 15, 2011
Pottle, Peter	General Labourer Employee	Aug. 12, 2011
Priddle, Shane	Geologist	March 31, 2011

Name	Position	Date of Hire

Employee
Strimbu, Doina	Geological Technician Employee	May 15, 2011
Strimbu, Vlad	Geologist Employee	May 15, 2011
Vivian, Donovan	General Labourer/Field Crew Employee	Aug. 1, 2011
Williams, Wilson	Core Shed Labourer Employee	May 15, 2011
Winters, David	Core Technician Employee	Nov. 17, 2011
Toronto
Ghazanfari, Farshid	Geological Consultant	April 1, 2011
Parent, Colinda	Consultant	Aug. 19, 2011
WMH & Associates Consultants Ltd.	Human resources, administrative and management consulting services Consultant	October 21, 2011

Schedule 3.1(qq)
Aboriginal Matters

Set out below is a list of the Aboriginal Groups from which the Company has received any notice of, or that the Company is aware of having, any Claim or assertion, written or oral, whether proven or unproven, in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or in relation to all or any portion of the Business, the Mineral Rights or the Real Property:

1.	Innu Nation

2.	NunatuKavut Community Council

3.	Uashat mak Mani-Utenam

4.	Matimekush-Lac John

5.	Naskapi Nation of Kawawachikamach.

EXHIBIT A
INVESTOR RIGHTS AGREEMENT

EXHIBIT B
VENTURE AGREEMENTS

EXHIBIT C
MANAGEMENT AGREEMENT

EXHIBIT D
OFF-TAKE AGREEMENT